Exhibit 10.83
Summary of Director Compensation and Benefits
     Non-employee directors of US Airways Group, Inc. (“US Airways Group”), America West Airlines, Inc. (“AWA”) and US Airways, Inc. (“US Airways”) currently receive the following compensation for their Board service.
Annual Retainer: $20,000
Annual Committee Chair Retainer (other than Audit): $4,000
Audit Committee Chair Retainer: $10,000
Attendance Fees: $1,000 for each Board or committee meeting attended.
2005 Equity Incentive Plan Grants
     Beginning on January 1, 2006, each new non-employee director automatically receives a grant of 4,125 options exercisable for shares of US Airways Group common stock at the Fair Market Value (as defined in the 2005 Equity Incentive Plan) per share on the date of grant on the date of initial election or appointment to the Board. Each option is fully vested on the date of grant.
     On the date of each annual meeting of stockholders, each non-employee director receives an annual grant of 4,125 options exercisable for shares of US Airways Group common stock at the Fair Market Value (as defined in the 2005 Equity Incentive Plan) per share on the date of grant. If the director has not been serving as a non-employee director since the last annual meeting, the number of shares subject to the award is reduced pro rata for each full month prior to the grant date that the individual did not serve as a director. Each option is fully vested on the date of grant.
Travel Benefits
     Non-employee directors and their immediate family members, including children under the age of 23, as well as a limited number of non-eligible family members and unrelated persons, are provided free transportation on AWA and US Airways, along with reimbursement for federal and state income taxes in connection with that travel.